[HAYNES AND BOONE, LLP LETTERHEAD]

February 27, 2018

InspireMD, Inc.

4 Menorat Hamaor St.

Tel Aviv, Israel 6744832

Ladies and Gentlemen:

We have acted as counsel for InspireMD, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Prospectus Supplement, dated February 27, 2018 (the “Prospectus Supplement”), to the Registration Statement on Form S-3 (Registration No. 333-223130), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 21, 2018, as thereafter amended and declared effective on February 23, 2018 (the “Registration Statement”). The Prospectus Supplement relates to the issuance and sale by the Company of an aggregate of 1,000,000 shares (the “Firm Shares”) of common stock, par value $0.0001 per share (“Common Stock”), and up to 150,000 additional shares of Common Stock subject to the underwriters’ option to purchase additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”), pursuant to that certain Underwriting Agreement, dated February 27, 2018 (the “Underwriting Agreement”), by and between the Company and H.C. Wainwright & Co. (the “Underwriter”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof; (ii) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement dated February 23, 2018 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (v) the Underwriting Agreement; (vi) a certificate executed by an officer of the Company, dated as of the date hereof, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

InspireMD, Inc.

The opinion expressed herein is limited to the Delaware General Corporation Law. We have not considered, and express no opinion, as to the laws of any other state or jurisdiction.

In rendering the opinion set forth herein, we have assumed that, at the time of the issuance of the Shares (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become and will have remained effective, (ii) no stop order of the Commission preventing or suspending the use of the Prospectus will have been issued, (iii) the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company referred to above will not have been modified or rescinded, (iv) the Company will receive consideration for the issuance of the Shares that is at least equal to the par value of the Common Stock and (v) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company) and will be enforceable obligations of the parties thereto (other than the Company).

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP